                                                                     Exhibit 5.2


                   [Letterhead of Olsen, Kloet, Gunderson & Conway]
                                  October 29, 1999


J. L. French Corporation
Allotech International, Inc.
3101 South Taylor
P. O. Box 1024
Sheboygan, WI   53082

     RE:  REGISTRATION STATEMENT ON FORM S-4, REGISTRATION NO. 333-84903

Ladies and Gentlemen:


     We are issuing this opinion letter in our capacity as special legal counsel to J. L. French Corporation, a Wisconsin corporation, and Allotech International, Inc., a Wisconsin corporation, (together, the "Guarantors"), in connection with the Guarantors proposed guarantee of up to $175,000,000 in aggregate principal amount of 11 1/2% Senior Subordinated Notes, due 2009 (the "Exchange Notes"). The Exchange Notes are to be issued by J. L. French Automotive Castings, Inc., a Delaware corporation (the "Issuer"), pursuant to Registration Statement on Form S-4 (Registration No. 333-84903), originally filed with the Securities and Exchange Commission (the "Commission") on August 10, 1999, under the Securities Act of 1933, as amended (the "Act")(such Registration Statement, as supplemented or amended, is hereinafter referred to as the "Registration Statement"). The obligations of the Issuer under the Exchange Notes will be guaranteed by the Guarantors (the "Guarantees"). The Exchange Notes and the Guarantees are to be issued pursuant to the Indenture (as supplemented, the "Indenture"), dated as of May 28, 1999, among the Issuer, the Guarantors, French Holdings, Inc. and U. S. Bank Trust National Association, as trustee. The Exchange Notes and the Guarantees are to be issued in exchange for and in replacement of the Issuer's outstanding 11 1/2% Senior
Subordinated Notes due 2009 (the "Old Notes"), of which $175,000,000 in aggregate principal amount is outstanding.

     In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other

Page #2

instruments as we have deemed necessary for the purposes of this opinion, including (i) the Articles of Incorporation and By-Laws of the Guarantors, (ii) minutes and records of the corporate proceedings of the Guarantors with respect to the issuance of the Guarantees, (iii) the Registration Statement, (iv) the Indenture and (v) the Notation of Guaranty executed by the Guarantor as contemplated under Section 11.04 of the Indenture (the "Notation", together with the Indenture, the "Guarantee Documents").

     For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Guarantors and the due authorization, execution and delivery of all documents by the parties thereto other than the Guarantors. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Guarantors and others.

     Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors' rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies and (iv) any laws except the laws of the State of Wisconsin and the Wisconsin case law decided thereunder and the federal laws of the United States of America.

     Based upon and subject to the assumptions, qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

     1. Each of the Guarantors is duly incorporated, validly existing and in good standing under the laws of the State of Wisconsin.

     2. Each of the Guarantors has the requisite corporate power and authority to

Page #3

          execute and deliver the Guarantee Documents and to perform its obligations thereunder.

     3. The execution and delivery of the Guarantee Documents by each of the Guarantors, and the performance of its obligations thereunder, has been duly authorized by each such Guarantor.

     We hereby consent to the filing of this opinion with the Commission as
Exhibit 5.2 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

     This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of Wisconsin or the federal law of the United States be changed by legislative action, judicial decision or otherwise.

     This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except that Kirkland & Ellis may rely upon this opinion to the same extent as if it were an addressee hereof. In addition, the holders of the Old Notes may rely upon this opinion to the same extent as if they were addressees hereof.

                                   Sincerely,

                                   OLSEN, KLOET, GUNDERSON & CONWAY

                                   /s/ James O. Conway

                                   James O. Conway

JOC/jl